                                                                Exhibit No. 99.1


                                           PRESS RELEASE

                                           FOR INFORMATION CONTACT:
                                           Murray Pitkowsky
                                           Senior VP and CFO
                                           Datascope Corp.
                                           14 Philips Parkway
                                           Montvale, NJ  07645
                                           (201-307-5504)

FOR IMMEDIATE RELEASE:

         APPOINTMENT OF JAMES J. LOUGHLIN TO DATASCOPE CORP.
         BOARD OF DIRECTORS

         Montvale, New Jersey, September 28, 2004 . . . Datascope Corp. (NASDAQ:
DSCP) announced today that James J. Loughlin, former Partner of KPMG LLP, public accounting firm, has been appointed to Datascope's Board of Directors.

         Mr. Loughlin had a distinguished 40-year career with one of the world's leading professional accounting and business consulting firms progressing from entry level in 1964 to National Director of the Pharmaceuticals Practice, including a five-year term as member of the Board of Directors of KPMG LLP. He served as a member of the Pension and Investment Committee of the KPMG Board, which he Chaired from 1995 through 2001. As Partner, Mr. Loughlin led multinational audits of pharmaceutical and financial services companies.

         Mr. Loughlin also served as Partner in charge of Human Resources, Chairman of the Personnel and Professional Development Committee, Secretary and Trustee of the Peat Marwick Foundation and a member of the Pension, Operating and Strategic Planning Committees.

         Mr. Loughlin has served on many educational, civic, cultural, and philanthropic organizations. A graduate of St. Peter's College, Mr. Loughlin resides with his wife, Dorothy, in Mendham, New Jersey.

         Datascope Corp. is a diversified medical device company that manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

                                       ***